Exhibit 10.359

PROJECT ADMINISTRATION AGREEMENT

[West Morehead, Charlotte, NC]

THIS PROJECT ADMINISTRATION MANAGEMENT AGREEMENT (this “Agreement”) is made as of the 24th day of November, 2015, by and between BRG MOREHEAD DEVELOPMENT MANAGER, LLC, a Delaware limited liability company (“Development Manager”) and ARCHCO WMH PM LLC, a Delaware limited liability company (“Project Manager”), and joined into on a limited basis by BR ARCHCO MOREHEAD, LLC, a Delaware limited liability company (“Owner”).

WHEREAS, Owner is the owner or contract vendee of the West Morehead project. The West Morehead site is comprised of comprised of real property located at 1309 and 1331 West Morehead Street and 811 and 829 South Summit Avenue, Charlotte, North Carolina (the “Property”);

WHEREAS, Owner is of desirous of retaining development and project administration services to expediently and cost-effectively complete construction of the Property to become a Class A apartment community consisting of, as currently planned, 287 Class A apartment units in a five-story, wood-frame building surrounding a pre-cast six-level garage. Amenities within the community will be comparable to the new apartment properties in the vicinity, and will include a resort-style swimming pool, fitness center, business center and three courtyards.

WHEREAS, Owner has entered into a Development Agreement with Development Manager for the above-noted services, and Development Manager and Project Manager are desirous of entering into this Agreement whereby Project Manager will provide such services to Development Manager on behalf of Owner subject to Development Manager’s oversight and control, in accordance with the terms and conditions of this Agreement.

NOW, THEREFORE, the parties hereto, intending legally to be bound, hereby agree as follows:

ARTICLE I
DEFINITIONS

1.1           Each of the following terms is defined as follows:

“Architect” means Poole & Poole Archicture, LLC, the architectural firm retained by Owner.

“Architect’s Contract” means the contract entered into between Owner and Architect in connection with the Project.

“Bankruptcy Code” shall mean Title 11 of the United States Code, as amended or any other applicable bankruptcy or insolvency statute or similar law.

“Bankruptcy/Dissolution Event” shall mean, with respect to the affected party, (i) the entry of an Order for Relief under the Bankruptcy Code, (ii) the admission by such party of its inability to pay its debts as they mature, (iii) the making by it of an assignment for the benefit of creditors generally, (iv) the filing by it of a petition in bankruptcy or a petition for relief under the Bankruptcy Code or any other applicable federal or state bankruptcy or insolvency statute or any similar law, (v) the expiration of sixty (60) days after the filing of an involuntary petition under the Bankruptcy Code without such petition being vacated, set aside or stayed during such period, (vi) an application by such party for the appointment of a receiver for the assets of such party, (vii) an involuntary petition seeking liquidation, reorganization, arrangement or readjustment of its debts under any other federal or state insolvency law, provided that the same shall not have been vacated, set aside or stayed within sixty (60) days after filing, (viii) the imposition of a judicial or statutory lien on all or a substantial part of its assets unless such lien is discharged or vacated or the enforcement thereof stayed within sixty (60) days after its effective date, (ix) an inability to meet its financial obligations as they accrue, or (x) a dissolution or liquidation.

“Change Cap” shall mean $250,000.

“Commencement of Construction” means the date on which Owner delivers a notice to commence construction to the General Contractor after the Owner has acquired the Property.

“Construction Contract” means any contract between Owner and a Contractor providing for the construction of any portion of the Improvements; such term includes the General Contract.

“Contractor” means each party who enters into a contract directly with the Owner and who provides labor, services or materials for any part of the Improvements under the terms of a Construction Contract; such term includes the General Contractor.

“Construction Lender” shall mean the lender that enters into Construction Loan Documents with the Owner for the Project.

“Construction Loan” shall mean the loan by Construction Lender pursuant to which Owner shall finance the development, construction and lease-up of the Project, all as more specifically provided in the Construction Loan Documents.

“Construction Loan Documents” shall mean the loan and security documents and all instruments, agreements and all other documentation executed and delivered in connection with the Construction Loan.

“Construction Schedule” shall mean the construction schedule attached hereto as Exhibit C, as the same may be modified by or with the prior written approval of Development Manager, on behalf of Owner, based on the proposal of Project Manager.

“Development Budget” means the projected costs and expenses, in the form attached hereto as Exhibit B (which shall be based upon the Construction Schedule attached hereto as Exhibit C), prepared by Project Manager and approved in writing by Development Manager, on behalf of Owner, as the same may be modified by or with the prior written approval of Development Manager, on behalf of Owner, based on the proposal of Project Manager. The Development Budget is intended to reflect all projected costs and expenses to be incurred in connection with the acquisition and completion of the Project through Project Final Completion (including, without limitation or duplication, pre-development costs, financing costs, hard and soft costs of completing the Improvements (on-site and off-site), fixtures and equipment, design fees, and legal expenses).

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“Development Manager” shall have the meaning ascribed to it in the preamble hereof.

“Development Plan” shall mean and consist of those materials which show the means, methods, sequences and schedules pursuant to which Project Manager shall complete the Improvements, develop the Property, and otherwise fulfill the purposes of this Agreement. Without limitation, these materials shall include the Development Budget, the Construction Schedule, and the Drawings and Specifications.

“Drawings and Specifications” means the construction drawings and specifications necessary or appropriate for completion of the Project, and all change orders, revisions, amendments or addenda thereto which are approved in writing by Owner or by Development Manager on behalf of Owner.

“General Contract” means the fixed price or guaranteed maximum price general contract entered into, or to be entered into, by Owner for construction of the Project.

“General Contractor” means the Contractor that is the party to the General Contract other than Owner.

“Improvements” means the improvements to the Land, which, as contemplated by the Drawings and Specifications, shall consist of, without limitation, a Class A apartment community consisting of 287 apartment units in a five-story, wood-frame building surrounding a pre-cast six-level garage, amenities comparable to the new apartment properties in the vicinity, a resort-style swimming pool, a fitness center, a business center and three courtyards.

“Land” means the land legally described on Exhibit A attached hereto.

“Project” means the Improvements and the Land.

“Project Documents” means

(a)	The Architect’s Contract;

(b)	The Development Budget;

(c)	All Construction Contracts;

(d)	The Construction Schedule;

(e)	This Agreement; and

(f)	Any and all applications, permits, easements, approvals, surety bonds and all other contracts and agreements relating to the Project executed or otherwise approved in writing by Development Manager or which Project Manager is otherwise authorized to execute or enter into pursuant to this Agreement.

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“Project Final Completion” refers to the completion of the Improvements, and shall mean and be effective at such time as (a) the satisfactory lien-free completion of all Improvements substantially in accordance with the Drawings and Specifications (including punchlist items), as evidenced by (i) final lien waivers by all Contractors (and, if applicable, the consent of each surety which shall have issued a performance and payment bond for the benefit of Owner or Development Manager with respect to the Project), (ii) an affidavit from the General Contractor substantially in the form of AIA document G704, and (iii) such other affidavits, waivers and releases from the General Contractor and/or the Contractors as Owner and its title insurer or Construction Lender may reasonably require in order to assure lien free completion of the Project (including any equitable lien claims), and (b) the receipt by Owner (or by Development Manager on behalf of Owner) of all final certificates of occupancy necessary for occupancy of all of the Project), (c) the receipt by Owner (or by Development Manager on behalf of Owner) of six copies of a final “as-built” survey, a final record set of Drawings and Specifications showing actual changes made during construction, and all warranties and operation manuals for all equipment, appliances and other components contained in the Project, (d) the General Contractor has completed its final site cleanup and restoration, including, without limitation, removal of all excess materials, rock, sand, paving, and miscellaneous debris, supplies, equipment and trailers; and (e) all temporary utilities are disconnected.

“Units” shall mean the Project’s apartment units.

ARTICLE II
APPOINTMENT

2.1           Development Manager hereby retains Project Manager as an independent contractor to provide the development management services set forth in this Agreement, with the authority to act on behalf of, and to bind, Development Manager, as agent for the Owner, but subject to the specific limitations set forth in this Agreement. Subject only to any specific limitations of Project Manager’s authority set forth elsewhere in this Agreement, Project Manager hereby agrees to provide the development management services provided for in this Agreement, including but not limited to all phases of the design, finance administration, administration of the construction draw requests and other financial and reporting under the Construction Loan and as required under the Construction Loan Documents, governmental approval process, construction and completion of the Improvements.

2.2           As an inducement to Development Manager to appoint Project Manager and enter into this Agreement, Project Manager covenants to Development Manager as follows:

(a)          The duties of Project Manager hereunder shall be performed or supervised at all times during the term of this Agreement by Neil T. Brown, or by such successor as Development Manager may reasonably approve in writing from time to time.

(b)          Project Manager shall work diligently, in accordance with the level of professionalism and expertise expected of a first-class, multifamily real estate developer.

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(c)          Project Manager shall use all reasonable efforts, at all times and in the most expeditious and economical manner, to further the interests of the Owner with respect to the Project and to cause timely Project Final Completion of the Project in accordance with the Project Documents, subject only to the specific reservations set forth herein.

(d)          Project Manager shall employ at its own cost and expense such qualified and capable personnel as may be necessary and appropriate to perform its obligations and carry out its responsibilities hereunder;

(e)          Project Manager shall use commercially reasonable efforts to cause the Improvements to be constructed, substantially in accordance with the Drawings and Specifications, and any material defect in the Improvements or any material departure from the Drawings and Specifications to be corrected by the Contractor.

(f)          Project Manager shall provide Development Manager with information relevant to the Project, including without limitation the issuance of the periodic reports required in section 8.1 below;

(g)          Project Manager shall provide day-to-day coordination and periodic evaluation of the activities of all surveyors, architects, Contractors, engineers, consultants and, to the extent bearing upon the Project, public utilities and governmental officials, and promptly advise Development Manager with respect to any significant issues that may arise;

(h)          Project Manager shall make recommendations to Development Manager in connection with decisions regarding the Project reserved to Development Manager, including, without limitation, the retention of consultants;

(i)          Project Manager shall cause the General Contractor to coordinate with the various public utility companies for the required removal of any existing utilities, for the installation of any temporary service, for the installation of any new permanent service and, upon Project Final Completion, disconnection of any temporary service;

(j)          Project Manager shall negotiate, enter into contracts in the name, and authorize on behalf, of Owner, any consulting engineering, planning, and surveying work in connection with the Project, all as provided for in the Development Budget, provided, however, no such contract will, by the terms thereof, continue in effect after Project Final Completion without the prior review and approval of Development Manager;

(k)          Project Manager shall in the event of an emergency at the Project, take any action required under the circumstances to protect Owner’s interest in the Project after first making all reasonable efforts to contact Development Manager orally for approval of such action and confirm in writing the action so taken promptly thereafter;

(l)          Project Manager shall cause the General Contractor to strictly supervise all work and ensure that the use and occupancy of the completed Project shall comply with all applicable laws;

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(m)          Project Manager shall coordinate with the General Contractor, to the extent requested by the General Contractor, to accomplish the transfer of, the application for, and issuance or re-issuance of, a building permit (if not heretofore issued) and coordinate the application and approval process in connection with the issuance of certificates of occupancy, and periodic inspections conducted by governmental officials, and any other required licenses or permits relating to the development and construction of the Project.

(n)          Project Manager shall keep the Project free from unreasonable accumulations of waste materials and refuse at all times.

(o)          Project Manager shall notify Development Manager in writing, promptly after it has knowledge of any action, suit or proceeding filed in connection with the Project.

(p)          Development Manager and any other designated representative of Development Manager shall, at all times during the term of this Agreement, have the right of entry and free access to the Project and the right (but not the obligation) to inspect all work done, labor performed and materials furnished in and about the Project and the right (but not the obligation) to inspect and audit all books, records, and contracts relating to the Project.

(r)          Project Manager shall provide to Development Manager true copies of all licenses, permits, authorizations and approvals pertaining to the Project promptly after the same have been procured.

2.3           Development Manager shall, from time to time, designate in writing one or more “representatives” to act on behalf of Development Manager in all matters under this Agreement. Initially, Development Manager’s representatives shall be James Babb and Michael Konig. Actions by a Development Manager’s representative shall be deemed actions of Development Manager. Project Manager shall, from time to time, designate in writing one or more “representatives” to act on behalf of Project Manager in all matter under this Agreement. Initially, Project Manager’s representative shall be Neil T. Brown. Actions by Project Manager’s representative shall be deemed actions of Project Manager.

2.4           Development Manager is an affiliate of Bluerock Residential Growth REIT, Inc. and Bluerock Real Estate, LLC (collectively, “Bluerock”) and Project Manager is an affiliate of ArchCo Residential LLC (“ArchCo”), respectively. Their respective affiliates (“Bluerock Affiliates” and “ArchCo Affiliates”) are or may become indirect owners of Owner. Bluerock Affiliates and ArchCo Affiliates may have other rights and obligations with respect to the Project under other agreements. Nothing herein contained shall be construed or deemed to alter, change or modify any of the rights or obligations which any of those parties may otherwise have under any of the Project Documents, the limited liability company agreement of Owner, the limited liability company agreement of the sole member of Owner, or any other agreement.

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ARTICLE III
INTENTIONALLY OMITTED

ARTICLE IV
INTENTIONALLY OMITTED

ARTICLE V
DESIGN ACTIVITIES

5.1           Project Manager shall exercise any and all rights and responsibilities of Owner, as authorized agent of Owner, under the Architect’s Contract, except (a) as otherwise directed in writing by Development Manager from time to time and (b) except any exercise which would result in (i) a modification (including any change order) or termination of the Architect’s Contract; (ii) any modification (including any change order) of the Drawings and Specifications that will, in the aggregate, increase or decrease the cost of construction or development of the Project by more than the Change Cap other than any change (each, a “Mandated Change”) (A) reasonably necessary for compliance with laws (including, without limitation, any such change which is reasonably necessary for the issuance of any permits or certificate of occupancy), (B) required to address a previously unknown condition (e.g., the environmental or physical condition of the Site) or (C) required by the Construction Lender; or (iii) any other matter which could have a material adverse affect on the Project and/or the Owner. Notwithstanding the foregoing, Project Manager shall obtain Development Manager’s consent prior to initiating any Mandated Change costing in the aggregate in excess of the Change Cap that would not otherwise be covered by the Development Budget, after taking into account cost savings and amounts available for contingency, or which would result in the foreseeable future of the Construction Loan falling “out of balance” as result of such expenditure.

5.2           Project Manager shall supervise Architect and other consultants with respect to the preparation of the Drawings and Specifications, as well as with respect to any and all proposed change orders, revisions, amendments or addenda thereto.

5.3           Project Manager shall review any and all requests for changes in the Drawings and Specifications and, with respect to changes requiring Owner’s approval pursuant to Section 5.1, make recommendations to Development Manager with regard to any such requested changes.

ARTICLE VI
CONSTRUCTION

6.1           Except as expressly provided to the contrary below, prior to re-commencing construction of the Project or at such later time as Project Manager deems appropriate during the course of construction in order to comply with the Construction Schedule, Project Manager shall (to the extent it has not already done so) do the following:

(a)          Obtain, or cause the General Contractor to obtain, all necessary permits required by any governmental authority to re-commence and complete construction of the Improvements, and verify that the contemplated use thereof, upon completion, will comply with all zoning and land use laws.

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(b)          Assist Development Manager in selecting and retaining the professional services of surveyors, special consultants and testing laboratories and coordinate their services to the extent the need for such services is known prior to the commencement of construction;

(c)          Negotiate for Owner’s approval any easements required for (i) access to or egress from the Land, (ii) the installation of any utilities, (iii) sanitary sewer systems and storm water sewer systems or storm water management;

(d)          Verify that all zoning and land use laws and all other statutes, ordinances, codes, rules, regulations, orders, or other applicable laws of any governmental or quasi-governmental authorities relating to the construction of the Project are being complied with and that no such law, statute, ordinance, rule, regulation, or order shall impair or inhibit in any way the development and construction of the Project;

(e)          Assist Development Manager in the selection of each Contractor and the negotiation of each Construction Contract; provided, however, that final selection of each Contractor and the approval and execution of each Construction Contract are reserved to Development Manager.

(f)          Prior to the execution of any Construction Contract, Project Manager shall cause the preparation, for approval by Development Manager, of the Construction Schedule identifying milestone events during construction thereunder. Project Manager shall prepare the Construction Schedule, in cooperation with the Contractor, or shall review and analyze the Construction Schedule if prepared by the Contractor.

6.2           Project Manager shall exercise any and all rights and responsibilities of Owner, as authorized agent of Owner, under each Construction Contract, except as otherwise instructed by Development Manager from time to time, except any exercise which would result in (i) any modification or termination of the Construction Contract, (ii) any change in the work covered by such Construction Contract, and/or (iii) any adverse affect on the Project and/or Owner.

6.3           Project Manager shall prepare the Development Budget and propose updates thereto on a periodic basis so that it remains an accurate reflection of the future costs and expenses through Project Final Completion. In addition, if at any time during the term of this Agreement it becomes reasonably apparent to Project Manager that the future credit availability under the Construction Loan Documents may be insufficient to fund the Project through and including Project Final Completion (i.e., the Construction Loan is at risk of going “out of balance”), then Project Manager shall immediately notify Development Manager, including in such notice the anticipated timing and extent to which the Construction Loan may go out of balance, together with Project Manager’s recommendations to prevent it from doing so or reducing the extent to which it goes out of balance.

6.4           Changes to Drawings and Specifications.

(a)          Except otherwise provided in this Agreement, the Drawings and Specifications shall not be amended or modified by Project Manager without the prior written consent of the Development Manager and, unless the Development Manager so consents, the Project Manager shall cause the Project to be constructed substantially in accordance with the Drawings and Specifications as approved.

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(b)          Project Manager shall evaluate all proposed changes to the Drawings and Specifications with respect to (i) the validity, necessity and cost thereof, and (ii) any implications to the overall job progress and costs, applicable Construction Contracts or engineering contracts and identify possible alternatives. Project Manager shall prepare and submit to Development Manager a written report, together with its recommendations, regarding any proposed changes, and any possible alternatives, requiring Development Manager’s approval of any changes thereto. No work shall be commenced based on, or with respect to, any such proposed change until Development Manager has approved a change order therefor.

(c)           If the proposed changes to the Drawings and Specifications (i) (A) do not modify the Development Budget or (B) do not require consent of the Construction Lender under the Construction Loan Documents, and (ii) if the Development Manager shall fail to respond to a request for approval of a proposed change order, or alternative thereto, within five (5) business days after such submission, then Development Manager shall be deemed to have approved Project Manager’s recommended action. If contrary to subsection (i)(A), the proposed change would result in an adverse economic impact or change to the Development Budget, then Project Manager may not go forward with the Project Manager’s recommended action until it shall have provided to Development Manager a proposed revised Development Budget and shall have affirmatively obtained Development Manager’s express approval thereof (which will be sufficient if given by electronic mail). If contrary to subsection (i)(B), the proposed change would require consent of the Construction Lender under the Construction Loan Documents, then Project Manager may not go forward with the recommended action, except with Construction Lender’s and the Development Manager’s prior written consent.

(d)          The Drawings and Specifications shall be at all times deemed the property of the Owner and neither the Development Manager nor the Project Manager shall have or claim any ownership interest therein.

6.5           The development and construction management services to be performed by the Project Manager shall consist of the services listed below and such other services which may reasonably be inferred therefrom or from the other terms of this Agreement, including the Development Plan. Without limitation, the Project Manager shall oversee, manage, and coordinate the development of the Project, including, without limitation, to: (i) cause the Project to be completed in an expeditious manner, (ii) cause the General Contractor substantially to comply with and adhere to any progress schedules adopted by the Development Manager for the Project (without limitation, the Construction Schedule); and (iii) cause the General Contractor to keep at the Project an adequate supply of workmen and materials. In connection with the foregoing , the Project Manager shall, without limitation:

(a)          Advise on the division of the Project into individual Construction Contracts for various categories of work (e.g., site work, building, landscaping), including the method to be used for selecting Contractors and awarding Construction Contracts. If multiple Construction Contracts are to be awarded, Project Manager shall review the Construction Contracts and make recommendations as required to provide that (1) the work of the Contractors is coordinated, (2) all requirements for the Project have been assigned to the appropriate Construction Contract, (3) the likelihood of jurisdictional disputes has been minimized, and (4) proper coordination has been provided for phased construction.

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(b)          Develop bidders’ interest in the Project, establish bidding schedules, issue, with the assistance of the Architect, bidding documents to bidders, conduct prebid conferences with prospective bidders and assist the Architect with regard to questions from bidders and the issuance of addenda. Notwithstanding the foregoing, Project Manager may negotiate a Construction Contract with a single Contractor on a “no-bid” basis, provided that such Construction Contract shall be subject to Development Manager’s approval.

(c)          Receive bids, prepare bid analyses and make recommendations to Development Manager for Owner’s award of Construction Contracts or rejection of bids.

(d)          Prepare and negotiate Construction Contracts, subject to Development Manager’s approval, and advise the Development Manager on the acceptability of subcontractors and material suppliers proposed by Contractors.

(e)          As necessary, inspect the progress of the work on the Project, and promptly notify Development Manager and the applicable Contractor of any defective work or any other default under a Construction Contract observed by Project Manager.

(f)          Identify and analyze alternative courses of action for unforeseen conditions, such as shortages, work stoppages, and/or accidents or casualties, as they occur.

(g)          Review each Contractor’s monthly payment requisitions and, if appropriate or necessary, negotiate revisions thereto with such Contractor.

(h)          Inspect all of the Improvements (including landscaping), review and ensure the accuracy and completeness of all monthly reports and punchlists prepared by Architect or an engineer and approved in writing by Development Manager for finalizing the work; supervise each Contractor to facilitate the satisfactory completion of all of the work to be done under such Contractor’s Construction Contract; and procure record drawings with notation of all changes and added details. Without limitation, Project Manager shall cause the Project to be equipped with all fixtures, equipment and items of personal property required for the completion and operation of the Project following completion, all substantially in accordance with the Drawings and Specifications.

(i)          Supervise the building start-up and initial system operation, including inspection for punchlist items, and cause the General Contractor to coordinate any modification of such systems as required.

(j)          Provide administrative, management, financial and related services as required to (i) coordinate and supervise the work of each Contractor with the activities and responsibilities of Development Manager and Architect to complete the Project in accordance with the Development Plan, and (ii) comply with the draw requests and related requirements under the Construction Loan Documents so as to enable the Owner to draw fundings of Construction Loan is accordance with Development Budget. Development Manager reserves the right to approve all requisitions prepared by Project Manager, provided that such approval shall not cause a delay in the processing of pay applications, before they shall be authorized on behalf of the Owner.

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(k)          Review any final claims and proposed final change orders and close-out of each Construction Contract, review the final payments on each Construction Contract and ensure, in a prompt fashion to allow Development Manager to cause Owner to timely make payments under the Construction Contract, that adequate final lien waivers have been collected in the correct amount from all subcontractors and materialmen working on the job; all such payments shall be made by Development Manager in the manner specified in the applicable Construction Contract, but only upon receipt by Development Manager of documentation reasonably satisfactory to Development Manager; be responsible for the collection of such documentation; prepare and submit to Development Manager at least fifteen (15) days before the final payment of retention is due, a written report with respect to such documentation (provided, however, that Development Manager acknowledges that the final unconditional lien waiver from each Contractor shall be submitted to Project Manager concurrently with the final payment of retainage and a copy shall promptly thereafter be forwarded to Development Manager). Development Manager reserves the right to approve all such matters before they are finalized on behalf of the Owner, such approval not to be unreasonably withheld or delayed.

(l)          Maintain or cause to be maintained separate true, complete and correct books of account and records pertaining to all costs incurred by Project Manager in connection with development and construction of the Improvements, including, without limitation, costs advanced prior to the date of this Agreement, and any reimbursements or refinancing proceeds to or on behalf of the Owner out of the proceeds of the initial advance under the Construction Loan for the Project, which books and records the Development Manager shall have the right to inspect and copy at its own expense during regular business hours, at the place where they are then regularly maintained, on reasonable advance notice to the Project Manager.

(m)          Consult with Architect and Development Manager if a Contractor requests interpretations of the meaning and intent of the Drawings and Specifications and assist in the resolution of questions which may arise.

(n)          Receive certificates of insurance from (and ensure that insurance is maintained for) each Contractor and forward such certificates to Development Manager.

ARTICLE VII
OMITTED

ARTICLE VIII
REPORTS

8.1           Project Manager will submit written reports to Development Manager as necessary or appropriate, but no more frequently than monthly, which shall indicate (i) the progress of the construction of the Improvements, (ii) any proposed revisions to the Construction Schedule, the Development Budget or the Drawings and Specifications, with recommendations of action to be taken by Development Manager, and (iii) any other recommendations and information which Project Manager is requested by Development Manager to provide.

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8.2           Upon Development Manager’s reasonable advance notice, Project Manager shall make it and sufficiently knowledgeable personnel available to meet with Development Manager and/or its designees (telephonically or in-person) and, in advance of each such meeting, Project Manager shall provide reports in such forms as may be reasonably required by the Development Manager or by the Construction Lender, including reports regarding (a) the costs incurred in connection with the development, construction and equipping of the Project, on a line by line basis as itemized in the Development Budget and on a cumulative basis; (b) a comparison of costs incurred to the date of such report with the Development Budget; and (c) any recommended revision of the Development Plan, the Development Budget, the Construction Schedule, or all of them.

8.3           All written data and materials, including all records, contracts, receipts for deposits, unpaid bills, and other papers or documents in the possession of the Project Manager or its affiliates which pertain to the Project or the business or affairs of the Owner or the Project are and shall remain the property of the Owner; and

ARTICLE IX
RESPONSIBILITIES OF THE PARTIES

9.1           Project Manager hereby agrees to indemnify, defend and hold Owner and Development Manager, and their respective members, officers, directors, employees and agents harmless from any and all loss, liability or damage, or any claim thereof, that Owner or Development Manager may incur or be subjected to as a result of the gross negligence or willful misconduct of Project Manager or default by Project Manager under this Agreement. Subject to the foregoing, except to the extent that any of the following could have been avoided by the diligent performance by the Project Manager of its duties hereunder, the Project Manager shall not be responsible for defaults by the General Contractor and subcontractors in performance of their respective contracts, or for defaults by the Architect and design engineers in performance of their respective contracts.

9.2           Development Manager shall respond to all written requests submitted by Project Manager, and make all necessary decisions called for in such requests as soon as practicable following receipt of such request taking into account the subject matter of such request.

9.3           Development Manager shall provide Project Manager with access to any information or documents which will reasonably assist Project Manager in meeting its obligations.

9.4           Development Manager reserves the right of final approval as to all material documentation relating to the Project, including, without limitation all Project Documents, all other third party contracts for the development of the Project, all change orders and any substantial change in any of the foregoing. Notwithstanding the foregoing, material documentation shall not include equipment leases, temporary staging agreements and other similar documents in the ordinary course of developing the Project, none of which by the terms thereof will continue in effect after Project Final Completion without the prior review and approval of Development Manager.

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9.5           Project Manager shall notify Development Manager of, and Development Manager shall have the right to participate in, all meetings concerning the development of the Project, including, without limitation, meetings with subcontractors regarding material disputes, meetings with consultants and other third parties regarding the Project, and all regularly scheduled project meetings with the General Contractor, provided, however, it is not intended that Project Manager notify Development Manager of day-to-day meetings involving only its employees and the General Contractor (and subcontractors) if no material dispute is involved).

ARTICLE X
FEES

10.1         In consideration of Project Manager’s services provided hereunder, Development Manager shall cause Owner to pay directly to Project Manager a Development Fee in the amount equal to 3.0% of the total amount of the Final Development Budget (as defined in Section 12.4) (but excluding from the Final Development Budget any Development Fee payable to Project Manager) (such amount, the “Development Fee”), which Development Fee (a) shall be payable twenty-five percent upon Commencement of Construction and (b) the balance earned and payable on a monthly basis in equal monthly installments beginning on the first day of the second calendar month following the Commencement of Construction and on the first day of each month thereafter during the construction period as set forth in the Construction Schedule. If the Construction Schedule is modified, appropriate adjustments to the amount of the monthly installments on account of the Development Fee shall be made.

10.2         In addition, Development Manager shall cause Owner to pay directly to Project Manager a Construction Management Fee in the amount equal to 1.0% of hard costs included in the Final Development Budget (the “CM Fee”), which CM Fee shall be payable on a monthly basis in equal monthly installments beginning on Commencement of Construction and on the first day of each month thereafter during the construction period.

10.3         In addition, Development Manager shall cause Owner to reimburse Project Manager for its reasonable and actually incurred out-of-pocket expenses for its reasonable and actually incurred out-of-pocket business expenses (together, the “Expense Reimbursements”), provided however, Project Manager’s expense reimbursements may not exceed $50,000 without the Development Manager’s prior consent. Expense Reimbursements shall be made only if Project Manager provides the Development Manager with receipts and other evidence reasonably required by the Development Manager to substantiate the amount to be reimbursed. For the avoidance of doubt, the Expense Reimbursements are not intended to include any amounts for salaries or other overhead expenses of Project Manager or ArchCo Affiliates.

10.4         Owner hereby joins this Agreement for the limited purpose of confirming its obligation to pay the Development Fee and CM Fees (collectively, the “Fees”) and Expense Reimbursements if, as and when earned and/or payable.

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10.5         Notwithstanding anything to the contrary in this Agreement, no Fees shall be deemed earned (or payable) unless and until there has been a Commencement of Construction, nor shall there be any obligation to pay or liability for Expense Reimbursements unless and until there has been a Commencement of Construction.

ARTICLE XI
TERM

11.1         The term of this Agreement shall commence on the date hereof and shall terminate at such time as (i) Project Final Completion has been achieved, Project Manager has performed its obligations hereunder, and all Fees due Project Manager hereunder have been paid, or (ii) if prior thereto, Project Manager receives a written notice from Development Manager to the effect that Owner or Development Manager are abandoning the Project, or (iii) the Agreement is terminated pursuant to Article XII hereof.

11.2         In the event that this Agreement is terminated under Section 11.1(ii) or if this Agreement is terminated under Section 11.1(iii) due to a default by the Development Manager or Owner under one or more of the provisions in Article XII hereof, the Project Manager shall be entitled to the full amount of its Fees and Development Manager shall cause the Owner to pay directly to Project Manager the balance of the unpaid Fees in a single lump sum payment within ten days of termination; provided however, any such payment otherwise called for under the preceding sentence shall not be earned, due or payable unless, as a threshold matter, there has first been a Commencement of Construction.

ARTICLE XII
DEFAULT AND TERMINATION

12.1         It shall be an event of default hereunder if

(a)          Either party fails to perform any of its obligations under this Agreement, and such failure to perform continues for a period of twenty (20) days after written notice of such failure to the defaulting party from the other party hereto; provided, however, that, unless the breach is by its nature not susceptible to cure, if the default cannot be cured within twenty (20) days and the defaulting party commences a cure within such twenty (20) day period and thereafter diligently pursues such cure, the cure period shall extend for not more than an additional 60 day period of time necessary to effect such cure.

(b)          Owner or Development Manager suffers or incurs any loss, liability or damage as a result of the gross negligence, willful misconduct, fraud or bad faith of Project Manager or any of its affiliates in connection with the Project.

(c)          Owner, Development Manager or any of their affiliates causes Project Manager or WMH Sponsor LLC to incur any loss, liability or damage as a result of the gross negligence, willful misconduct, fraud or bad faith of Owner, Development Manager or any of their affiliates in connection with the Project.

(d)          Project Manager, WMH Sponsor LLC or ArchCo WMH CM LLC is the subject of any Bankruptcy/Dissolution Event.

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(e)          Owner, Development Manager or the guarantor of the Construction Loan is the subject of any Bankruptcy/Dissolution Event.

(f)          Neil T. Brown does not own at least 51% of the equity interests in ArchCo Residential LLC or does not control, directly or indirectly, the day-to-day operations of ArchCo Residential LLC and Project Manager.

12.2         Upon the occurrence of an event of default by Owner or Development Manager, Project Manager, provided it is not in default hereunder, shall have the right to terminate this Agreement, by giving written notice to Development Manager.

12.3         Upon the occurrence of an event of default by Project Manager, Development Manager shall have the right to terminate this Agreement, by giving written notice to Project Manager, in which event the Project Manager upon termination shall be paid its Expense Reimbursements and Fees for services hereunder which had been earned prior to the date of Project Manager’s default (less any damages incurred by Owner or Development Manager as a result of such default), but which remain unpaid, but, upon termination, neither Owner nor Development Manager shall be obligated to make any further interim payments of Fees to Project Manager and no Fees shall be thereafter due or payable, and Development Manager shall be permitted to pursue any and all remedies available at law or in equity. For the avoidance of doubt, all liability of Project Manager accruing hereunder prior to such termination shall survive such termination.

12.4         For the avoidance of doubt, each of the following shall constitute an event of default on the part of Project Manager with respect to which there shall be notice and cure rights provided for in Section 12.1: (a) the Project Manager’s failure to maintain the progress called for under the final form of Construction Schedule that, at the time of Commencement of Construction, is prepared by Project Manager and approved in writing by Development Manager on behalf of Owner (“Final Construction Schedule”), but including any subsequent changes thereto proposed by Project Manager and, in its sole discretion, approved in writing by Development Manager on behalf of Owner (but in all cases other than by reason of delays resulting from force majeure events or acts of the Development Manager), or (b) actual or reasonably projected expenses under the Development Budget (as updated from time to time by the Project Manager as provided herein), less land cost, are in excess of two and one-half percent (2.5%) more than (i) the amount of the final Development Budget that, at the time of Commencement of Construction, is prepared by Project Manager and approved in writing by Development Manager on behalf of Owner, plus/minus any subsequent changes thereto proposed by Project Manager and, in its sole discretion, approved in writing by Development Manager on behalf of Owner (“Final Development Budget”), less (ii) land cost, in the aggregate.

12.5         In addition to all other requirements of Project Manager hereunder, upon the expiration of the term of this Agreement, whether by completion of the Project or any earlier termination, Project Manager shall deliver to Development Manager the original of all materials relating to the Project prepared pursuant to this Agreement or any of the Project Documents and/or other materials prepared with respect to the Project which are in the possession of Project Manager.

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ARTICLE XIII
SUCCESSORS AND ASSIGNS

The provisions of this Agreement shall be binding upon, and inure to the benefit of, Development Manager, Project Manager and their respective successors, assigns, and legal representatives; provided, however, that Project Manager shall not assign or transfer its interest in this Agreement without the written consent of Development Manager, which may be granted or withheld in its discretion.

ARTICLE XIV
INSURANCE

14.1         Project Manager shall place and maintain in force insurance with coverage, limits and amounts as follows:

(a)          Worker’s Compensation insurance (including employers’ liability insurance) covering employees of Project Manager, employed in, on or about the Project, in an amount sufficient to provide statutory benefits as required by applicable laws.

(b)          Commercial General Liability insurance, with limits of at least $2,000,000.00 per occurrence. The policy(ies) for such insurance shall: (i) name Owner, Construction Lender and Development Manager as an additional insured, (ii) be issued by insurers, and be in forms and for amounts, approved by Development Manager, (iii) be effected under valid and enforceable policies issued by insurers of recognized responsibility, and (iv) provide that such policy(ies) shall not be canceled without at least thirty (30) days’ prior written notice to Construction Lender and Development Manager; provided, however, if the insurer will not commit to give such notice to both Construction Lander and Development Manager, then Construction Lender will be entitled to such notice and Project Manager shall give immediate notice to Development Manager of any cancellation.

(c)          Auto Liability insurance with limits of at least $2,000,000 per occurrence. The policy(ies) for such insurance shall name the Development Manager as an additional insured.

14.2         The Development Manager shall place and maintain Builder’s Risk Property insurance covering the Project as a project expense.

ARTICLE XV
MISCELLANEOUS

15.1         This Agreement and any Exhibits attached hereto represents the entire and integrated agreement between Development Manager and Project Manager with respect to the development of the Project and supersedes all prior negotiations, representations or agreements, either written or oral. This Agreement may be amended only by written instrument signed by both Development Manager and Project Manager. The Project Manager shall have no right or interest in the Project, nor any claim of lien with respect thereto arising out of this Agreement or the performance of its services or the services of any Affiliate (as hereinafter defined). The Project Manager shall not file, and shall prevent any ArchCo Affiliate from filing, any lien against the Project.

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15.2         In performing its services hereunder, the Project Manager is and shall be, for federal tax purposes, an independent contractor and not an employee or agent of the Development Manager or the Owner and the Project Manager is and shall be authorized to act as the agent of the Development Manager solely to the extent required to perform the services and obligations set forth in this Agreement.

15.3         Project Manager shall use commercially reasonable efforts to ensure that construction of the Project is effected in compliance with all relevant provisions of the Construction Loan Documents disclosed to Project Manager.

15.4         The Development Manager and Project Manager hereby agree that this Agreement and any and all liens, rights (including the right to receive any and all fees) and interests ( whether choate or inchoate) owed, claimed or held by either such Manager in and to the Project or the rent and revenue generated therefrom, are and shall be in all respects subordinate and inferior to the liens and security interests created or to be created for the benefit of the Construction Lender under the Construction Loan Documents.

15.5         Whether or not expressly required by the other provisions hereof, no approval by Development Manager shall be effective unless contained in a writing signed by its Representative.

15.6         Nothing contained herein shall be deemed to create any contractual relationship between Project Manager and any of the Contractors, subcontractors, material suppliers, or consultants on the Project; nor shall anything contained herein be deemed to give any third party any claim or right of action against Project Manager which does not otherwise exist without regard to this Agreement.

15.7         This Agreement shall be governed under the laws of the State of North Carolina.

15.8         Time is of the essence with respect to all matters set forth herein.

15.9         Any obligation or liability whatsoever of either party hereto which may arise at any time under this Agreement or any obligation or liability which may be incurred by it pursuant to any other instrument, transaction or undertaking contemplated hereby shall be satisfied, if at all, only out of the assets of such party. No such obligation or liability shall be personally binding upon, nor shall resort for the enforcement thereof be had to, the property of any of such party’s shareholders, trustees, officers, employees or agents, regardless of whether such obligation or liability is in the nature of contract, tort or otherwise.

ARTICLE XVI
NOTICES

16.1         All notices, requests, demands, and other communications required or permitted to be given under this instrument shall be in writing and shall be conclusively deemed to have been duly given or delivered, as the case may be, (i) when hand delivered or sent by facsimile (if confirmation of receipt has been received) to the addressee; (ii) upon transmission when sent in “PDF” format by electronic mail electronic; (iii) three (3) business days after having been sent by certified mail, postage prepaid return receipt requested; or (iv) one (1) business day after having been deposited, properly addressed and prepaid for guaranteed next-business-day delivery, with a nationally-recognized overnight courier service. All such notices, requests, or demands shall be addressed as set forth below, or to such other address as a party may from time to time designate by notice given to the other party(ies).

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If to Owner:	BRG Morehead Development Manager, LLC
c/o Bluerock Real Estate, L.L.C.
712 Fifth Avenue, 9th floor
New York, New York 10019
Attn: R. Ramin Kamfar and James Babb
Facsimile: (212) 278-4220
Email: rkamfar@bluerockre.com and
jbabb@bluerockre.com

With Copy to:	Michael Konig, Esq.
c/o Bluerock Real Estate, L.L.C.
712 Fifth Avenue, 9th floor
New York, New York 10019
Facsimile: (212) 278-4220
Email: mkonig@bluerockre.com

If to Project Manager:	ArchCo WMH PM LLC
Attention: Neil T. Brown
7 Piedmont Center
Suite 300
Atlanta, GA 30305
Email: neil@ntbrown.com

With Copy to:	ArchCo Residential LLC
Attn: Dorrie Green
6820 Cypress Point North, #29
Austin, TX 78746
Email: dgreen@archcoresidential.com

Any time period following notice shall commence on the date of such delivery. Rejection or other refusal to accept or inability to deliver because of change of address as to which no notice has been given shall constitute receipt of any such notice, demand or request.

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IN WITNESS WHEREOF, the parties hereby have executed this Agreement as of the day and year first set forth above.

PROJECT MANAGER:

ARCHCO WMH PM LLC,
a Delaware limited liability company

By:	/s/ Neil T. Brown
	Name:	Neil T. Brown
	Title:	Authorized Signatory

DEVELOPMENT MANAGER:

BRG MOREHEAD DEVELOPMENT MANAGER, LLC

By:	/s/ Michael Konig
	Name:	Michael Konig
	Title:	Authorized Signatory

OWNER HEREBY JOINS IN THIS AGREEMENT FOR THE SOLE PURPOSE OF AGREEING TO BE BOUND BY THE TERMS OF SECTION 10.4.

OWNER:

BR ARCHCO MOREHEAD, LLC, a Delaware limited liability company

By:	/s/ Michael Konig
	Name:	Michael Konig
	Title:	Authorized Signatory

EXHIBIT A

PROPERTY DESCRIPTION

West Morehead, Charlotte, North Carolina

PARCEL 1

BEGINNING at a point located at the intersection of the southern margin of the right-of-way of West Morehead Street and the eastern margin of the right-of-way of South Summit Avenue, thence from said Beginning point and with the eastern margin of the right-of-way of South Summit Avenue S 11-45 W. 220.0 ft. to an iron located beneath the pavement in the northern margin of the Piedmont and Northern Railroad right-of-way; thence with said right-of-way in two courses and distances as follows: (1) S. 78-15 E. 83.45 ft. to a point; (2) with the arc of a circular curve to the left having a radius of 465.84 ft., a chord bearing and distance of N. 85-52-47 E. 254.39 feet and an arc distance of 257.66 ft. to an iron located beneath the pavement in the western margin of a paved 20 ft. alley way; thence with the western margin of said alley way N. 03-10-25 W. 195.06 ft. to an iron pipe located in the southern margin of the right-of-way of West Morehead Street; thence with said margin of West Morehead Street and with the arc of a circular curve to the right having a radius of 1263.11 ft., a chord bearing and distance of N. 86-02-44 W. 280.50 ft. and an arc distance of 281.08 ft. to the point and place of BEGINNING; containing 1.5544 acres; as shown on a survey by R. B. Pharr & Associates, P.A., dated October 4, 1999, and being Lot 1 in Block D of Wesley Heights as shown on a map recorded in Map Book 3 at Page 540 in the Office of the Register of Deeds for Mecklenburg County, North Carolina.

PARCEL 2

BEGINNING at an iron stake in the easterly margin of South Summit Avenue and the southerly margin of the P. and N. right of way, said point of beginning being S. 11-45 W. 245 feet from the southerly margin of West Morehead Street, thence, along the easterly margin of South Summit Avenue S. 11-45 W. 145 feet to a point in the northerly margin of Bryant Street; thence, along the northerly margin of Bryant Street, S. 78-15 E. 84.69 feet, to an iron stake and a point of curve; thence, with the arc of a circular curve to the left of radius of 1146.28 feet, a distance of 333.11 feet, to an iron stake in the northerly margin of Bryant Street and the westerly margin of a twenty foot alley; thence, with the westerly line of said alley N. 12-57 W. 183.51 feet to a point in the westerly margin of said alley and southerly margin of P. and N. right of way; thence, along the southerly margin of said right of way and with the arc of a circular curve to the right of radius 490.84 feet, a distance of 247.64 feet, a bearing and chord of S 85-12-08 W 245.01', to a point on curve on said right of way; thence, along the southerly margin of P. and N. right of way N. 78-15 W. 101.59 feet to the point and place of BEGINNING, said lot being designated as Lot 2, Block D, Wesley Heights, as shown in Map Book 3, Page 540, of the Mecklenburg County Public Registry, North Carolina.

Exhibit A

PARCEL 3

BEGINNING at a #4 rebar located on the northern margin of Bryant Street at the southeast corner of the property of Southern Apartment Group-49, LLC (Deed Book 28056, Page 975); thence N. 12-57-00 W. 183.51’ to a #4 rebar; thence along a curve to the right, with a radius of 490.84, an arc of 10.07’, and bearing and chord of S 70-09-42 W. 10.07’, to a computed point; thence S. 12-57-00 E. 186.09’ to a computed point, located on the northern margin of Bryant Street; thence with the northern margin of Bryant Street, along a curve to the left, with a radius of 1146.28’, an arc of 10.09’, and bearing and chord of S. 84-50-51 W. 10.09’ to the point and place of BEGINNING, containing 0.042 acres, more or less.

PARCEL 4

BEGINNING at a nail in the Eastern margin of S. Summit Avenue, said point being located S. 11-45-00 W. 220.00’ from a nail in the sidewalk located at the intersection of the Eastern margin of S. Summit Avenue and the Southern margin of West Morehead Street; thence running with Lot #1, Block D, Map Book 3, Page 540 (Mecklenburg County Registry) S. 78-15-00 E. 83.45’ to a point; thence continuing with Lot #1, along a curve to the left having a radius of 465.84’, an arc length of 257.66’, a chord of 254.39’ and bearing of N. 85-52-47 E. to an old iron pipe; thence S. 06-46-31 E. 26.14’ to a #4 rebar located at the northeasternmost corner of Lot #2-A, Map Book 3, Page 540; thence with the Northern boundary line of said Lot #2-A, along a curve to the right having a radius of 490.84’, an arc length of 247.63’, a chord of 245.01’ and a bearing of S. 85-12-08 W. to a point; thence continuing with Lot #2-A, N. 78-15-00 W. 101.59’ to a nail along the Eastern margin of S. Summit Avenue; thence with the margin of S. Summit Avenue, N 11-45-00 E. 25.00’ to the point and place of BEGINNING, containing 0.201 acres, more or less, as shown on a survey by Robert J. Dedmon Dated February 6, 2013.

Exhibit A

EXHIBIT B

DEVELOPMENT BUDGET

CAPITAL BUDGET SUMMARY

West Morehead Site

Charlotte, NC

Update

	Total	Cost Per	Cost Per
Budget Category	Cost	Unit	NRSF

LAND COSTS
Purchase Price & Deposits	$5,500,000	$19,164	$22.26
Commissions	-	-	-
Closing Costs & Title Insurance	73,875	257	0.30
Other Land *	(899,149)	(3,133)	(3.64)
Property Taxes	106,824	372	0.43
TOTAL LAND COSTS	$4,781,551	$16,660	$19.35

SOFT COSTS
Legal Costs	$380,000	$1,324	$1.54
Design Costs	2,138,032	7,450	8.65
Permit & Fee Costs	484,000	1,686	1.96
Marketing Costs	860,000	2,997	3.48
Finance Costs
Construction Loan Interest & Fees	915,322	3,189	3.70
Misc. Financing Costs	80,316	280	0.33
Other Soft Costs
Development Fee	1,553,750	5,414	6.29
Operating Deficits	53,280	186	0.22
Soft Cost Contingency	1,148,000	4,000	4.65
TOTAL SOFT COSTS	$7,612,700	$26,525	$30.81

HARD COSTS
GMAX Contract	$38,080,457	$132,685	$154.10
Hard Cost Contingency	2,284,827	7,961	9.25
Builder’s Risk Insurance	357,876	1,247	1.45
Construction Management Fee	409,512	1,427	1.66
Misc. Hard Costs	228,000	794	0.92
TOTAL HARD COSTS	$41,360,673	$144,114	$167.37
TOTAL EXPECTED INVESTMENT	$53,754,923	$187,299	$217.52

Exhibit B

EXHIBIT C

CONSTRUCTION SCHEDULE

	Construction Start Date	First Units Date	50% Units Delivered Date	100% Units Delivered Date
West Morehead
Target Date	Apr-16	Aug-17	Jan-18	May-18
Default Date	TBD	TBD	TBD	TBD

NOTE: The Default Date will be updated concurrent with the commencement of construction.

Exhibit C